FOR IMMEDIATE RELEASE
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Debbie Bockius
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THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2009 THIRD-QUARTER RESULTS
ST. LOUIS, MO — October 27, 2009 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and nine months ended September 30, 2009.
OVERVIEW

	Periods ended September 30,
	Three months			Nine months
			Inc (Dcr)			Inc (Dcr)
($ millions except EPS)	2009	2008	vs 2008	2009	2008	vs 2008
Net sales	$89.5	$139.4	(35.8%)	$257.6	$412.3	(37.5%)
Net income — continuing operations	$5.0	$3.0	$2.0	$3.1	$14.0	($10.9)
Earnings per diluted share — continuing operations	$0.37	$0.22	$0.15	$0.23	$1.04	($0.81)
Cash provided (used) by operating activities	$9.0	($4.6)	$13.6	$31.0	$15.4	$15.6
Financial Review for the Third Quarter Ended September 30, 2009
Net sales in the third quarter of 2009 were $89.5 million, a decrease of approximately 36% as compared to the third quarter of 2008. Excluding the impact of foreign currency translations, net sales decreased 34% across both domestic and international markets.
Gross margin, as a percentage of net sales, was 32.2% in the third quarter of 2009 compared to 31.5% of net sales in the prior year third quarter. Excluding the effects of the LIFO inventory accounting method, gross margin was 30.2% and 31.8% in the third quarter of 2009 and 2008, respectively. This decline of 1.6 percentage points, excluding LIFO effects, results primarily from the impact of the manufacturing cost inefficiencies resulting from the reduced production volumes in 2009 versus 2008. The third quarter 2009 gross margin, excluding LIFO effects, of 30.2% increased 2.3 percentage points, from 27.9% for the second quarter of 2009 primarily due to the impact on cost of sales of reduced raw material costs. Production volumes in the third quarter of 2009 were comparable to the second quarter of 2009
Selling, general and administrative (SG&A) costs were $22.0 million, or 24.5% of net sales, and $30.3 million, or 21.7% of net sales, in the third quarter of 2008. The 2009 third quarter SG&A costs includes severance charges of $1.4 million associated with manufacturing personnel notified of permanent lay-off status, eliminations of salaried personnel in connection with further organizational restructurings, and additional personnel electing to participate in an early retirement program. In addition, the 2009 third quarter SG&A expenses included a $1.0 million charge for customs duties assessed by a foreign jurisdiction related to prior years. Excluding the net $2.4 million in one-time charges, the SG&A costs were 21.9% and 21.7% of net sales for the quarters ending September 30, 2009 and 2008, respectively.
Interest costs were $5.6 million and $5.1 million in the third quarter of 2009 and 2008, respectively. This increase of $0.5 million results from increases in borrowings and in higher interest rates charged under the Second Lien Agreement. In addition, the Special Interest adjustment applicable to the Company’s $175 million Senior Subordinated Notes was 1.25% in the 2009 third quarter, compared to 0.75% in 2008. The Special Interest adjustment remains at 1.25% through December 31, 2009 and increases to 2.25% for the first quarter of 2010.
During the quarter, the Company terminated commitments to provide future supplemental medical benefits for retirees. Accordingly, the Company reduced its recorded liabilities and recognized a $7.2 million settlement gain.
The effective income tax rate was 34.4% in the third quarter of 2009 as compared to 59.4% for the prior year third quarter. The reduction in the effective tax rate in 2009 is primarily due to an adoption of a new accounting principle. This change allows the Company to recognize the benefits of its net operating loss carryovers in offsetting U.S. income tax expense related to current year income. As in prior years, the Company continues to record deferred U.S. income tax expenses on certain foreign earnings, in addition to the foreign taxes payable currently on those earnings.
For the three months ended September 30, 2009, net income was $6.1 million, or $0.45 per diluted share, compared to net income of $2.7 million, or $0.20 per diluted share, for the third quarter of 2008.
For the three months ended September 30, 2009, net income from continuing operations was $5.0 million, or $0.37 per diluted share, compared to $3.0 million, or $0.22 per diluted share, for the third quarter of 2008. Discontinued operations reflected a net gain of $1.1 million, or $0.08 per diluted share, for the three months ended September 30, 2009, as compared to a loss of $0.3 million, or $0.02 per share, for the three months ended September 30, 2008. The net gain in the third quarter of 2009 resulted from the sale of the Company’s remaining facilities in Brazil with an offsetting net charge for foreign currency adjustments of unresolved Brazilian tax liabilities.
Financial Review of Continuing Operations for Nine Months Ended September 30, 2009
Net sales for the nine months ended September 30, 2009, were $257.6 million, a decrease of approximately 38% from net sales of $412.3 million in first nine months of 2008. Excluding the impact of foreign currency translations, net sales decreased 33%.
For the nine months ended September 30, 2009, gross margin was 29.2% of net sales, as compared to 32.3% of net sales for same period in 2008. Excluding LIFO effects, gross margin was 27.6% and 32.8% in the nine months ending September 30, 2009, and 2008, respectively. This decrease in the 2009 gross margin percentage, excluding LIFO effects, reflects the manufacturing cost inefficiencies arising from reduced production volumes and higher raw material costs, particularly during the first three months of 2009.
SG&A expenses were $59.7 million, or 23.2% of net sales, and $87.4 million, or 21.2% of net sales, for the nine months ended September 30, 2009, and 2008, respectively. The SG&A expenses for the nine months included $2.7 million of charges for amounts payable to employees in conjunction with staff reduction programs in the 2009 third quarter and first quarter. In addition, the third quarter of 2009 includes a charge of $1.0 million for customs duties assessed by a foreign jurisdiction due to the Company’s lack of compliance in prior years. Excluding these unusual charges, SG&A expenses were 21.7% of sales in 2009 compared to 21.2% in 2008.
Interest costs were $15.1 million and $15.8 million during the nine-month periods ended September 30, 2009 and 2008, respectively. The decline in interest expense reflects the combined effect of a decline in the average indebtedness for 2009 as compared to 2008 and the effective interest rate for the first six months of 2009 was less than in 2008.
The effective income tax rate was 36.5% for the nine months ended September 30, 2009 as compared to 48.4% for the prior year nine month period. The difference in effective tax rates is primarily due to the 2009 change in accounting principles described previously.
Net income, for the 2009 nine-month period, was $6.2 million, or $0.45 per diluted share, compared to net income of $13.2 million, or $0.98 per diluted share for the 2008 comparable period.
For the 2009 nine-month period, net income from continuing operations was $3.1 million, or $0.23 per diluted share, as compared to net income from continuing operations of $14.0 million, or $1.04 per diluted share, for the same period of 2008. Discontinued operations recognized a gain of $3.1 million, or $0.22 per diluted share, for the nine months ended September 30, 2009 and net loss of $0.8 million, or $0.06 per share, for the nine months ended 2008. During the nine months ended September 30, 2009, a net gain of $1.2 million was recognized primarily related to the sale of the remaining property in Brazil and a gain of $1.9 million was recognized from the settlement of amounts due to the Company in connection with the May 2007 sale of its South African businesses.
Cash Flows From Operating Activities and Liquidity
Operating activities provided $9.0 million of cash in the third quarter of 2009 primarily from reduced inventories. For the 2009 nine month period, operating activities provided $31.0 million of cash primarily from collections of customer receivables and reduced inventories. The September 2009 inventory level has improved from 4.2 months supply at June 30, 2009 as a result of the continuing efforts to rebalance inventory following the reduction in sales volumes. Inventory levels represented approximately 3.8 months supply at September 30, 2009, as compared to approximately 3.4 months in September 30, 2008.

On August 14, 2009, the Company amended its Second Lien Facility extending the maturity of the facility from November 2010 to November 2012, and increasing the indebtedness to $25 million from $14 million. The effective interest rate is 15% and increases if LIBOR exceeds 6%. This is intended to provide funding for planned manufacturing equipment purchases and anticipated expansion of certain foreign operations.
As of September 30, 2009, combined cash and availability under the Company’s Working Capital Facility was $66 million. The Company’s indebtedness, net of cash, declined $31.8 million to $190.3 million at September 30, 2009, from $222.1 million at December 31, 2008.
Operating EBITDA, As Adjusted
“Operating EBITDA, as adjusted,” from continuing operations was $9.0 million, or 10.1% of net sales in the third quarter of 2009, compared to $17.0 million, or 12.2% of net sales in the third quarter of 2008. Excluding the non-recurring customs duty charge related to prior years, Operating EBITDA, as adjusted, was $10.0 million, or 11.2% of net sales, in the third quarter of 2009.
Outlook
Paul Melnuk, Thermadyne’s Chairman, stated, “We are pleased with our performance in this difficult environment. Our current sales pace reflects continued solid demand in Asia Pacific markets together with slight increases in sales in the U.S. and export sales to the Middle East and Canada. For the fourth quarter, we expect continued improvement in our operating results and further inventory reductions.”
Mr. Melnuk continued, “Despite the macro-economic uncertainties for 2010, we see considerable potential to further enhance the value of our business. We anticipate ongoing cost savings through our TCP process, increasing cash flows from improving inventory management, and further new product introductions. This combination will continue to strengthen both our balance sheet and our position in the market place.”
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA, as adjusted,” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. “Operating EBITDA, as adjusted,” for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as “Operating EBITDA” and “Operating EBITDA, as adjusted,” are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to “Operating EBITDA” and “Operating EBITDA, as adjusted.”
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of “Operating EBITDA” and “Operating EBITDA, as adjusted,” has material limitations, and therefore management provides reconciliation for the reader, of “Operating EBITDA” and “Operating EBITDA, as adjusted,” to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on Wednesday, October 28, 2009, at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 1-800-857-9861 (Conference ID THERMADYNE)

•	International 1-312-470-7286
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from October 28, 2009, at 12:59 p.m. Eastern until November 3, 2009, at 11:59 p.m. Eastern by dialing U.S. and Canada (866) 358-4519; International 1-203-369-0135. Enter conference ID 3031 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,				Nine Months Ended Septmber 30,
	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

Net sales	$89,501	100.0%	$139,373	100.0%	$257,617	100.0%	$412,275	100.0%
Cost of goods sold	60,706	67.8%	95,477	68.5%	182,517	70.8%	278,933	67.7%

Gross margin	28,795	32.2%	43,896	31.5%	75,100	29.2%	133,342	32.3%
Selling, general and administrative expenses (including $3,000 of severance charges in 2009)	21,968	24.5%	30,294	21.7%	59,669	23.2%	87,419	21.2%
Amortization of intangibles	673	0.8%	669	0.5%	2,016	0.8%	2,005	0.5%
Net periodic postretirement benefits	(217)	(0.2)%	52	0.0%	(208)	(0.1)%	156	0.0%

Operating income	6,371	7.1%	12,881	9.2%	13,623	5.3%	43,762	10.6%
Other income (expenses):
Interest	(5,577)	(6.2)%	(5,137)	(3.7)%	(15,121)	(5.9)%	(15,794)	(3.8)%
Amortization of deferred financing costs	(276)	(0.3)%	(235)	(0.2)%	(749)	(0.3)%	(703)	(0.2)%
Settlement of retiree medical obligations	7,150	8.0%	—	0.0%	7,150	2.8%	—	0.0%
Other	—	0.0%	(28)	(0.0)%	—	0.0%	(149)	(0.0)%

Income from continuing operations before income tax provision and discontinued operations	7,668	8.6%	7,481	5.4%	4,903	1.9%	27,116	6.6%
Income tax provision	2,639	2.9%	4,443	3.2%	1,788	0.7%	13,116	3.2%

Net income from continuing operations	5,029	5.6%	3,038	2.2%	3,115	1.2%	14,000	3.4%
Income (loss) from discontinued operations, net of tax	1,118	1.2%	(320)	(0.2)%	3,051	1.2%	(795)	(0.2)%

Net income	$6,147	6.9%	$2,718	2.0%	$6,166	2.4%	$13,205	3.2%

Basic net income (loss) per share:
Continuing operations	$0.37		$0.22		$0.23		$1.04
Discontinued operations	0.09		(0.02)		0.23		(0.06)

Net income	$0.46		$0.20		$0.46		$0.98

Diluted net income (loss) per share:
Continuing operations	$0.37		$0.22		$0.23		$1.04
Discontinued operations	0.08		(0.02)		0.22		(0.06)

Net income	$0.45		$0.20		$0.45		$0.98

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Cash flows from continuing operations
Cash flows from operating activities:
Net income	$6,147	$2,718	$6,166	$13,205
Adjustments to reconcile net income to net cash used in operating activities:
(Income) loss from discontinued operations	(1,118)	320	(3,051)	795
Depreciation and amortization	3,398	3,066	9,601	9,346
Deferred income taxes	1,623	3,414	(270)	7,898
Net Periodic post-retirement benefits	(7,367)	52	(7,358)	156

	2,683	9,570	5,088	31,400

Changes in operating assets and liabilities:
Accounts receivable	564	(1,934)	18,598	(9,969)
Inventories	6,913	(13,548)	28,774	(18,699)
Prepaids	(396)	(430)	887	(1,235)
Accounts payable	(63)	2,005	(9,872)	13,785
Accrued and other liabilities	2,738	5,024	(6,350)	6,250
Accrued interest	(4,111)	(4,227)	(3,416)	(4,989)
Accrued taxes	1,001	(505)	(1,936)	(248)
Other long-term liabilities	(283)	(633)	(796)	(1,017)
Other, net	—	28	—	149

	6,363	(14,220)	25,889	(15,973)

Net cash provided by (used in) operating activities	9,046	(4,650)	30,977	15,427

Cash flows from investing activities:
Capital expenditures	(653)	(3,493)	(4,626)	(8,125)
Proceeds from sales of assets	—	—	—	500
Purchase of outside interest in joint venture	—	—	—	(3,013)
Other, net	(111)	(43)	(245)	(391)

Net cash provided by (used in) investing activities	(764)	(3,536)	(4,871)	(11,029)

Cash flows from financing activities:
Borrowings under Working Capital Facility	(0)	8,316	8,923	24,461
Repayments of Working Capital Facility	(12,066)	2,866	(41,454)	(8,750)
Borrowings under Second-Lien Facility and other	25,000	—	25,075	—
Repayments of Second-Lien Facility and other	(16,395)	(140)	(16,630)	(22,829)
Advances to discontinued operations	465	(260)	2,398	(3,322)
Termination payment from derivative counterparty			2,313	—
Other, net	(135)	1,746	(1,339)	3,498

Net cash provided by (used in) financing activities	(3,131)	12,528	(20,714)	(6,942)

Effect of exchange rate changes on cash and cash equivalents	647	(1,078)	1,552	116

Net cash provided by (used in) continuing operations	$5,798	$3,264	$6,944	$(2,428)

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operation	$(217)	$226	$(585)	$(49)

Total increase (decrease) in cash and cash equivalents	$5,581	$3,490	$6,359	$(2,477)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	13,279	10,468	12,501	16,435

Total cash and cash equivalents end of period (including cash of discontinued operations)	$18,860	$13,958	$18,860	$13,958

     The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	September 30,	December 31,
	2009	2008
	UNAUDITED
ASSETS

Cash and cash equivalents	$18,860	$11,916
Accounts receivable, net	57,018	72,044
Inventories	77,476	102,479
Prepaid expenses and other	5,440	5,443
Deferred tax assets	2,277	2,277
Assets held for sale	—	916

Total current assets	161,071	195,075
Property, plant and equipment, net	46,716	47,501
Goodwill	187,503	184,043
Intangibles, net	59,012	60,783
Other assets	4,045	6,967

Total assets	$458,347	$494,369

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$—	$32,531
Current maturities of long-term obligations	2,678	2,060
Accounts payable	21,596	30,823
Accrued and other liabilities	27,071	28,295
Accrued interest	3,142	6,558
Income taxes payable	1,310	2,849
Deferred tax liabilities	3,253	3,253
Liabilities applicable to assets held for sale	—	5,266

Total current liabilities	59,050	111,635
Long-term obligations, less current maturities	206,518	199,454
Deferred tax liabilities	51,416	47,292
Other long-term liabilities	13,503	17,685
Total shareholders’ equity	127,860	118,303

Total liabilities and shareholders’ equity	$458,347	$494,369

	September 30,	December 31,
Long-term Obligations	2009	2008

Working Capital Facility	$—	$32,531
Second-Lien Facility	25,000	14,000
Issuance discount on Second-Lien Facility	(1,844)	—
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	11,040	12,514

	209,196	234,045
Current maturities and working capital facility	(2,678)	(34,591)

	$206,518	$199,454

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 4
Working Capital Efficiency Information

	2009			2008
	September 30,	June 30,	March 31,	December 31,	September 30,
Accounts receivable, net	$57,018	$56,287	$60,457	$72,044	$93,842
Inventories	77,476	83,170	89,493	102,479	109,539
Accounts payable	(21,596)	(21,365)	(22,182)	(30,823)	(47,857)

	$112,898	$118,092	$127,768	$143,700	$155,524

% Annualized Sales	31.5%	34.8%	38.3%	34.3%	27.9%

DSO	57.3	59.7	65.3	62.0	60.6
Inventory Turns	3.13	2.88	2.77	3.08	3.49
DPO	32.0	32.1	32.2	35.1	45.1
Calculation Notes
% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Income (Loss) from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended September 30,
	2009	2008
Net income (loss) from continuing operations	$5.0	$3.0
Plus:
Depreciation and amortization including deferred financing fees	3.4	3.1
Interest expense	5.6	5.1
Interest income on contingent payment	—	—
Net periodic postretirement benefits in excess of cash payments	(7.4)	—
LIFO	(1.8)	0.4
Minority interest	—	—
Severance accrual	1.4	0.2
Stock compensation expense	0.2	0.8
Provision for income taxes	2.6	4.4

Operating EBITDA, as adjusted, from continuing operations (1)	$9.0	$17.0
Percentage of Net Sales	10.1%	12.2%
EBITDA from discontinued operations	1.1	(0.3)

Operating EBITDA, as adjusted (1)	$10.1	$16.7

	Nine Months Ended September 30,
	2009	2008
Net income from continuing operations	$3.1	$14.0
Plus:
Depreciation and amortization including deferred financing fees	9.6	9.3
Interest expense	15.1	15.7
Interest income on contingent payment	(0.5)	—
Net periodic postretirement benefits in excess of cash payments	(7.5)	—
LIFO	(4.1)	2.0
Minority interest	—	0.2
Severance accrual	3.0	0.2
Stock compensation expense	(0.5)	1.6
Provision for income taxes	1.8	13.1

Operating EBITDA, as adjusted, from continuing operations (1)	$20.0	$56.1
Percentage of Net Sales	7.8%	13.6%
EBITDA from discontinued operations	3.0	(0.7)

Operating EBITDA, as adjusted (1)	$23.0	$55.4

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations